Exhibit No. 4.2
CONSENT OF COUNSEL
To: The Board of Directors of Boralex Inc.
We hereby consent to the reference to us in Section 28 of the Circular with respect to “Certain United States Income Tax Considerations” in the Offer and Circular dated May 18, 2010 included in the Registration Statement on Form F-8, dated the date hereof, relating to the registration of senior subordinated convertible debentures of Boralex Inc.
New York, New York
May 18, 2010

/s/ K&L Gates LLP
K&L Gates LLP